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                                                                    EXHIBIT 12.1

                        ADVANCED ACCESSORY SYSTEMS, LLC
                  STATEMENT REGARDING COMPUTATION OF RATIOS --
                          FIXED CHARGE COVERAGE RATIO

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                         (DOLLAR AMOUNTS IN THOUSANDS)


                                                                        DECEMBER 31,
                                                                -----------------------------
                                                                 1999       1998       1997
                                                                 ----       ----       ----
Pre-tax income (loss) from continuing operations............    $ 5,395    $   813    $   712
Minority interest in the income of subsidiary with fixed
  charges...................................................         --         --         97
                                                                -------    -------    -------
                                                                  5,395        813        809
                                                                -------    -------    -------
Fixed Charges:
  Interest expense and amortization of debt discount and
     premium on all indebtedness............................     17,453     18,633     12,627
Rentals(1)..................................................      1,390      1,317        751
                                                                -------    -------    -------
Total fixed charges.........................................     18,843     19,950     13,378
                                                                -------    -------    -------
Earnings before income taxes, minority interest and fixed
  charges...................................................    $24,238    $20,763    $14,187
                                                                =======    =======    =======
Ratio of earnings to fixed charges..........................      1.29x      1.04x      1.06x
                                                                =======    =======    =======


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(1) Amount included in fixed charges for rentals is considered by management to be a reasonable approximation of the interest factor.